Lake Shore Bancorp, Inc. Second Quarter 2014 Net Income Increased 12.4% Compared to Prior Year Quarter

Board Declares Cash Dividend of $0.07 Per Share

DUNKIRK, N.Y., July 29, 2014-- Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced second quarter 2014 net income of $899,000, or $0.16 per diluted share, compared to net income of $800,000, or $0.14 per diluted share, for the second quarter of 2013. The Company’s higher net income, compared to second quarter 2013, was a result of increased non-interest income, along with stable levels of net interest income and non-interest expense. The Company earned $1.7 million, or $0.29 per diluted share, for the six months ended June 30, 2014 and $1.7 million, or $0.30 per diluted share, for the same period in 2013.

2014 Second Quarter and Six-Month Highlights

•Average core (non-time) deposits for the six months ended June 30, 2014 grew by 12.9% annualized from December 31, 2013.

•Total asset growth of $8.4 million from December 31, 2013.

•A stable net interest margin of 3.25%, down only two basis points from second quarter 2013.

•Successful implementation of upgraded online access for both retail and business customers.

•Board approval of a $0.07 per share cash dividend payable on August 19, 2014.

“We are pleased with the Bank’s continued solid performance through the first half of 2014 characterized by improved earnings, stable interest margins, as well as measurable progress in the implementation of our suite of digital banking options,” said Daniel P. Reininga, President and Chief Executive Officer. “Our operating focus remains fixed on increased efficiency, effective management of our enterprise risk and margin expansion driven by our focus on growing the Bank’s commercial loan portfolio. Our approach is consistent, effective and designed to appropriately manage, grow and protect our stockholders’ investment in Lake Shore.”

Net interest income was $3.7 million for second quarter 2014, as well as for the second quarter of 2013.  Second quarter 2014 interest income of $4.5 million decreased $94,000 compared to $4.6 million in the prior year quarter primarily a result of a 23 basis point drop in the average interest rate on the Bank’s loan portfolio, partially offset by a $5.1 million increase in average loan balances. Interest expense for second quarter 2014 was $830,000, a reduction of $67,000, or 7.5%, from $897,000 in second quarter 2013. The lower interest expense was a result of a seven basis point reduction in average deposit rates, and a $3.8 million reduction in average borrowings compared to second quarter 2013.

Net interest income for the six months ended June 30, 2014 was $7.4 million compared to $7.5 million for the same period in 2013. Interest income for the first six months of 2014 was $9.1 million, compared to $9.3 million for the same period in 2013. The decrease in interest income was primarily the result of a 28 basis point decline in average interest rates on loans partially offset by higher average loan balances. Interest expense for the six months ended June 30, 2014 of $1.7 million decreased $153,000, or 8.5%, compared to $1.8 million for the same period in 2013, a result of an eight basis point decline in the average rate paid on interest-bearing liabilities. The reduced cost for interest-bearing liabilities reflected an $8.0 million reduction in average time deposit balances (i.e., CD accounts) and a $4.7 million reduction in average borrowings, partially offset by a $12.9 million increase in savings and transaction account average balances, consistent with the Bank’s focus on expanding core account relationships.

The second quarter 2014 net interest margin of 3.25% declined two basis points compared with 3.27% for second quarter 2013. Second quarter 2014 net interest margin reflected a decline in the average rate on interest-earning assets of eight basis points, which was partially offset by a six basis point decline in the average cost of interest-bearing liabilities, compared to the prior year second quarter. The Bank’s net interest margin for the six months ended June 30, 2014 was 3.28%, compared to 3.32% for the prior year period.

Average interest-earning assets increased by $274,000, to $455.1 million, in second quarter 2014 compared to the prior year quarter. The increase resulted from a $5.1 million increase in average loans offset by a $6.6 million reduction in the average balance of the securities portfolio.  For the same time period, average interest-bearing liabilities decreased by $1.8 million as a result of a $9.8 million reduction in average certificate of deposit balances and a $3.8 million reduction in average borrowings, partially offset by growth in the Bank’s core demand deposit accounts. Average interest-earning assets for the six months ended June 30, 2014 increased $1.1 million compared to the prior year period, and average interest-bearing liabilities increased by $67,000 over the same period.

Non-interest income for second quarter 2014 was $670,000, compared to $515,000 in second quarter 2013. Current year non-interest income included $157,000 in net gains from sales of investment securities and an $18,000 recovery on a previously impaired investment security. Non-interest income for the six months ended June 30, 2014, was $1.2 million, an increase of $120,000 or 11.6%, from the same period in 2013.

Non-interest expense was $3.3 million for the second quarter of 2014 and 2013. Increased expenditures for occupancy and equipment and for data processing were offset by reduced spending on professional services and other expense.

For the six months ended June 30, 2014 non-interest expense was $6.5 million, an increase of $145,000, or 2.3%, from the same period in 2013. The increase was the result of an $128,000 increase in occupancy and equipment costs primarily due to increases in costs for software maintenance, utilities, property taxes, maintenance and repairs of buildings and equipment and the opening of the Snyder branch office in the second quarter of 2013. The increase was also the result of an $114,000 increase in salary and benefit expense and a $60,000 increase in data processing charges, partially offset by lower professional services cost and other expense.

The Bank made no provision for loan losses during the second quarter of 2014 or 2013, as the allowance for loan losses balance at June 30, 2014 and 2013 was sufficient to offset estimated inherent losses in the loan portfolio. For the six months ended June 30, 2014, the Bank made no provision for loan losses, compared with a provision of $45,000 during the six months ended June 30, 2013, which reflected growth in the Bank’s commercial real estate portfolio and an increase in classified residential mortgage loans during the 2013 period.

Non-performing loans as a percent of total loans at June 30, 2014 were 1.89%, a 23 basis point increase from 1.66% at December 31, 2013, primarily due to the classification of one non-performing commercial real estate loan in the first quarter of 2014. The Bank’s allowance for loan losses as a percent of total loans was 0.64% on June 30, 2014, compared with 0.65% on December 31, 2013.

Total assets at June 30, 2014 grew an annualized 3.5% to $490.6 million, compared to December 31, 2013. Total cash and cash equivalents increased by $23.8 million since December 31, 2013 reflecting the Bank’s ongoing focus to reduce interest rate risk caused by the extended low interest rate environment.  The increase in cash and cash equivalents was partially due to the sale of $10.3 million of longer duration available for sale securities, as well as an increase in deposits, which have not yet been re-invested into shorter duration securities or loans.  Total deposits at June 30, 2014 were $392.8 million, an increase of $4.6 million, or an annualized increase of 2.3%, from December 31, 2013. Core deposits (savings and transaction accounts) at June 30, 2014 were $203.8 million, an increase of $8.2 million, or an annualized increase of 8.3%, from December 31, 2013. Stockholders’ equity at June 30, 2014 was $69.0 million, an increase of $3.8 million, or an annualized increase of 11.5%, compared with December 31, 2013. The increase in stockholders’ equity was the result of earnings for the first and second quarters of 2014 along with an increase in unrealized gains on the available for sale investment portfolio, partially offset by dividend payments to stockholders.

Dividend Declared

On July 23, 2014, the Board of Directors declared a $0.07 per share cash dividend on the Company’s common stock, payable on August 19, 2014, to stockholders of record as of August 6, 2014. Based on the Company’s closing stock price of $12.40 on July 28, 2014, the implied dividend yield for the Company’s common stock is 2.26%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact

Rachel A. Foley

Chief Financial Officer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	June 30,	December 31,
	2014	2013
	(Unaudited)
	(Dollars in thousands)

Total assets	$490,612	$482,167
Cash and cash equivalents	40,973	17,202
Securities available for sale	144,439	157,964
Loans receivable, net	276,559	277,345
Deposits	392,793	388,235
Short-term borrowings	-	11,650
Long-term debt	18,950	7,850
Stockholders’ equity	69,034	65,271

Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$4,527	$4,621	$9,065	$9,282
Interest expense	830	897	1,656	1,809
Net interest income	3,697	3,724	7,409	7,473
Provision for loan losses	-	-	-	45
Net interest income after provision for loan losses	3,697	3,724	7,409	7,428
Total non-interest income	670	515	1,150	1,030
Total non-interest expense	3,269	3,259	6,507	6,362
Income before income taxes	1,098	980	2,052	2,096
Income tax expense	199	180	378	390
Net income	$899	$800	$1,674	$1,706
Basic and diluted earnings per share	$0.16	$0.14	$0.29	$0.30
Dividends declared per share	$0.07	$0.07	$0.14	$0.14

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)

Return on average assets	0.73%	0.65%	0.69%	0.70%
Return on average equity	5.24%	4.75%	4.95%	5.06%
Average interest-earning assets to average interest-bearing liabilities	120.14%	119.48%	119.74%	119.46%
Interest rate spread	3.10%	3.12%	3.14%	3.16%
Net interest margin	3.25%	3.27%	3.28%	3.32%

	June 30,	December 31,
	2014	2013
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.89%	1.66%
Non-performing assets as a percent of total assets	1.17%	1.08%
Allowance for loan losses as a percent of total net loans	0.64%	0.65%
Allowance for loan losses as a percent of non-performing loans	33.83%	39.36%